                                                                      EXHIBIT 12



RATIO OF EARNINGS TO FIXED CHARGES
Union Pacific Railroad Company and Consolidated Subsidiary and Affiliate
Companies

Millions of Dollars, Except for Ratio                    2002         2001          2000         1999          1998
                                                     ----------    ----------    ----------   ----------    ----------
Net income .......................................   $    1,374    $    1,058    $      926   $      854    $       27
Undistributed equity (earnings) loss .............          (34)          (48)           24          (45)          (44)
                                                     ----------    ----------    ----------   ----------    ----------
   Total earnings ................................        1,340         1,010           950          809           (17)
                                                     ----------    ----------    ----------   ----------    ----------
Income taxes .....................................          739           613           511          465           (11)
                                                     ----------    ----------    ----------   ----------    ----------
Fixed charges:
   Interest expense including
     amortization of debt discount ...............          541           584           592          618           603
   Portion of rentals representing an interest
     factor ......................................           42            42           169          181           175
                                                     ----------    ----------    ----------   ----------    ----------
   Total fixed charges ...........................          583           626           761          799           778
                                                     ----------    ----------    ----------   ----------    ----------
Earnings available for fixed charges .............   $    2,662    $    2,249    $    2,222   $    2,073    $      750
                                                     ----------    ----------    ----------   ----------    ----------
Ratio of earnings to fixed charges ...............          4.6           3.6           2.9          2.6          -[a]
                                                     ----------    ----------    ----------   ----------    ----------


 [a] 1998 earnings were inadequate to cover fixed charges by $28 million.